EXHIBIT 5:   LEGAL OPINION

                            Paul W. Richter, Attorney
                 7759 Desiree Street, Alexandria, Virginia 22315
                                  Telephone: (703) 339 1980; Fax: (703) 339 1987
                              e-mail: rolla@cox.net

                                January 15, 2006

Board of Directors
China Direct Trading Corporation
10400 Griffin Road, #109
Cooper City, Florida 33328

         RE:      Form S-8 Registration Statement #333-__________
                  2005 Consultants and Legal Services Plan (the "Plan")


Ladies and Gentlemen:

         I have acted as counsel for China Direct Trading Corporation, a Florida corporation (OCHDTO), in connection with the Registration Statement on Form S-8 (the ORegistration StatementO), filed by CHDT with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 2,200,000 shares of CHDT Common Stock, $.0001 par value (the OSharesO), to be issued under the Plan.

         In connection with this opinion, I have examined such corporate records, documents and other instruments of the registrant as we have deemed necessary.

         Based on the foregoing, I am of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and non-assessable, and entitled to the benefits of the Plan. Nothing more is opined herein. This opinion speaks of the date first written above.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement

Sincerely,
Sincerely,


Paul W. Richter